Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to prepare jointly and file timely on behalf of each of them all filings on Schedule 13D (including any amendments thereto, the “Joint Filing”) with respect to their respective ownership of Institutional Class II Common Shares of Beneficial Interest, par value $0.001 per share, of Blackstone Real Estate Income Fund II. This Joint Filing Agreement shall be filed as an Exhibit to the Joint Filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to the Joint Filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Dated: June 2, 2016

ADVOCATE HEALTH CARE NETWORK

By:	/s/ Leslie Lenzo
Name: Title:	Leslie Lenzo VP Treasury and Chief Investment Officer

ADVOCATE HEALTH AND HOSPITALS CORPORATION

By:	/s/ Leslie Lenzo
Name: Title:	Leslie Lenzo VP Treasury and Chief Investment Officer